Exhibit 99.1

Worthington Reports Second Quarter Results; EPS of $0.44 vs. Record $0.54 is Second Best Q2

    COLUMBUS, Ohio--(BUSINESS WIRE)--Dec. 21, 2005--Worthington
Industries, Inc. (NYSE:WOR) today reported results for the three and six-month periods ended November 30, 2005.

    Highlights

    Net sales for the second quarter of fiscal 2006 were $699.5 million, a decrease of 6% from last year's record $745.2 million. Second quarter net earnings were $39.0 million and earnings per diluted share were $0.44, compared to the record $47.6 million, or $0.54 per diluted share, of the same period last year.
    Earnings for the quarter include the benefit of a $5.3 million reduction in insurance reserves. This reserve reduction resulted in an after tax benefit of $0.04 per share. Worthington maintains reserves to self-insure for estimated workers compensation, general liability, property damage and other claims. A majority of the benefit is attributable to improved loss history for workers compensation claims which have declined by one-half as a result of facility consolidations and management focus on and investment in safety initiatives. Emphasis on property loss prevention and product quality also contributed to the favorable loss history for property and product liability claims.
    For the six-month period, net sales of $1,393.7 million were 8% below the record $1,514.5 million last year. Net earnings were $67.4 million and earnings per diluted share were $0.76, compared to $105.5 million and $1.19, respectively, for the same period last year.

    CEO Comments

    "I am very pleased with our performance this quarter," John P. McConnell, Chairman and CEO, said. "We continued to keep a tight control on our inventories and a sharp focus on cost. All of our businesses performed very well." McConnell added, "Our core businesses are operating better and our development efforts are gaining momentum. We have focused on creating opportunities to produce sustainable growth and our efforts are paying off."

    Detailed Results

    In the Steel Processing segment, quarterly net sales of $364.5 million were 16%, or $71.7 million, lower than $436.2 million in the comparable quarter of fiscal 2005. The decrease in net sales was entirely the result of lower selling prices (down 18%) as volumes were up 2%. Operating income declined from the year ago period when unique market conditions contributed to record spreads between selling prices and material costs.
    In the Metal Framing segment, net sales increased 1%, or $1.5 million, to $192.2 million from $190.7 million in the comparable quarter of fiscal 2005. Higher volumes (up 18%) offset the effect of lower pricing (down 15%) as market pricing decreased from the elevated levels of last year. A narrower spread between selling prices and material costs was responsible for the decline in operating income from last year when unique market conditions contributed to record spreads and one of the most profitable quarters ever for Dietrich Metal Framing.
    In the Pressure Cylinders segment, net sales increased 13%, or $12.0 million, to $106.5 million from $94.5 million in the comparable quarter of fiscal 2005. Unit volumes were up 34%, led by strong sales in Europe and increased sales of 14.1 oz. and 16.4 oz. disposable cylinders. European revenues rose $4.8 million which, when combined with cost improvements, was primarily responsible for a $2.4 million increase in segment operating income.
    Worthington's unconsolidated joint ventures continued to perform well. Equity in net income of the seven unconsolidated affiliates totaled $14.2 million, up 21% from $11.7 million in the year ago quarter. The improvement was due to near record results from Worthington Armstrong Venture (WAVE).

    Other

    Organizational changes

    During the quarter, there were several changes to Worthington's organizational and reporting structure.

    -- Dietrich Metal Framing acquired the remaining 40% interest in Dietrich Metal Framing Canada from its partner, Encore Coils. The former joint venture had been consolidated into the Metal Framing segment and will remain in that segment as a wholly owned business serving the Canadian construction market with Dietrich materials. (See press release of November 30, 2005, for more details.)

    -- The company acquired the remaining 50% interest in Dietrich Residential Construction (DRC) from its partner, Pacific Steel Construction. DRC's core market is steel framing for military residential construction. This former unconsolidated joint venture is now wholly owned and will be part of the newly formed Dietrich Construction Group. (See press release of November 10, 2005, for more details.)

    -- Dietrich Construction Group was organized to include Dietrich Building Systems (DBS), the mid-rise commercial construction business; Dietrich Residential Construction; and an R&D project in China. The financial results of DBS and the China project were formerly included in the Metal Framing segment. DRC's results were formerly included in equity income of unconsolidated affiliates. Dietrich Construction Group will be included in "Other". (See press release of November 10, 2005, for more details.)

    -- Gerstenslager, a stamper of automotive parts focusing on past model service, has been removed from what was the Processed Steel Products segment and will report results in "Other". The former Processed Steel Products segment will be renamed Steel Processing as the activities in that segment will be concentrated on the processing of flat rolled steel.

    All historical results have been restated to reflect these changes, none of which were material to any business segment.

    Dividend declared

    On November 17, 2005, the board of directors declared a quarterly cash dividend of $0.17 per share payable December 29, 2005, to shareholders of record December 15, 2005. This will be the 152nd consecutive quarter that Worthington has paid a dividend since it became a public company in 1968.

    Corporate Profile

    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 7,500 people and operates 65 facilities in 10 countries.
    Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

    Conference Call

    Worthington will review its second quarter results during its quarterly conference call today, December 21, 2005, at 1:30 p.m.
Eastern Standard Time. Details on the conference call can be found on the company's web site at www.WorthingtonIndustries.com

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the company relating to future sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to facility dispositions, shutdowns and consolidations; new products and markets; expectations for the economy and markets; and other non-historical matters constitute "forward looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing, changes in product mix and market acceptance of products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the ability to realize cost savings and operational efficiencies on a timely basis; the ability to integrate newly acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of adverse weather on customers, markets, facilities and shipping operations; changes in customer spending patterns and supplier choices and risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; acts of war and terrorist activities; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company's markets; the impact of governmental regulations, both in the United States and abroad; and other risks described from time to time in filings with the United States Securities and Exchange Commission.


                     WORTHINGTON INDUSTRIES, INC.
                         EARNINGS HIGHLIGHTS
                             (Unaudited)
                   (In Thousands, Except Per Share)

                         Three Months Ended       Six Months Ended
                            November 30,            November 30,
                       ----------------------- -----------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------

Net sales                $699,516    $745,168  $1,393,663  $1,514,508
Cost of goods sold        596,108     620,650   1,214,903   1,230,346
                       ----------- ----------- ----------- -----------
   Gross margin           103,408     124,518     178,760     284,162

Selling, general &
 administrative
 expense                   53,747      56,130     101,554     120,961
Impairment charges and
 other                          -           -           -       5,608
                       ----------- ----------- ----------- -----------

   Operating income        49,661      68,388      77,206     157,593

Other income
 (expense):
  Miscellaneous income
   (expense)                 (163)     (2,873)        195      (6,332)
  Interest expense         (6,555)     (5,652)    (13,282)    (11,374)
  Equity in net income
   of unconsolidated
   affiliates              14,175      11,740      27,387      25,036
                       ----------- ----------- ----------- -----------
   Earnings before
    income taxes           57,118      71,603      91,506     164,923
Income tax expense         18,090      23,980      24,071      59,441
                       ----------- ----------- ----------- -----------

   Net earnings           $39,028     $47,623     $67,435    $105,482
                       =========== =========== =========== ===========


Average common shares
 outstanding - diluted     88,986      88,665      88,729      88,389
                       ----------- ----------- ----------- -----------

   Earnings per share
    - diluted               $0.44       $0.54       $0.76       $1.19
                       =========== =========== =========== ===========


Common shares
 outstanding at end of
 period                    88,285      87,811      88,285      87,811

Cash dividends
 declared per common
 share                      $0.17       $0.16       $0.34       $0.32


                     WORTHINGTON INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                       (Unaudited, In Thousands)

                                          November 30,     May 31,
                                             2005           2005
                                         -------------- --------------
                             ASSETS

Current assets
   Cash and cash equivalents                  $108,722        $57,249
   Short-term investments                       95,254              -
   Receivables, net                            348,820        404,506
   Inventories                                 389,504        425,723
   Deferred income taxes                        19,190         19,490
   Other current assets                         37,618         31,365
                                         -------------- --------------

     Total current assets                      999,108        938,333

Investments in unconsolidated affiliates       145,140        136,856
Goodwill                                       175,690        168,267
Other assets                                    41,190         33,593
Property, plant and equipment, net             544,820        552,956
                                         -------------- --------------

     Total assets                           $1,905,948     $1,830,005
                                         ============== ==============


                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Accounts payable                           $314,696       $280,181
   Current maturities of long-term debt        142,899        143,432
   Other current liabilities                   123,141        121,830
                                         -------------- --------------

     Total current liabilities                 580,736        545,443

Other liabilities                               93,687         99,264
Long-term debt                                 245,000        245,000
Deferred income taxes                          118,211        119,462

Shareholders' equity                           868,314        820,836
                                         -------------- --------------

     Total liabilities and shareholders'
      equity                                $1,905,948     $1,830,005
                                         ============== ==============


                     WORTHINGTON INDUSTRIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Unaudited, In Thousands)

                         Three Months Ended       Six Months Ended
                            November 30,            November 30,
                       ----------------------- -----------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
Operating activities
  Net earnings            $39,028     $47,623     $67,435    $105,482
  Adjustments to
   reconcile net
   earnings to net
   cash provided by
   operating
   activities:
    Depreciation and
     amortization          15,749      14,448      30,109      28,507
    Impairment charges
     and other                  -           -           -       5,608
    Other adjustments      (5,659)    (12,891)     (9,151)    (35,090)
    Changes in assets
     and liabilities:
      Accounts
       receivable           2,214      61,737      59,914      53,821
      Inventories         (19,120)    (16,963)     36,219     (99,127)
      Accounts payable     54,854       2,040      33,078     (12,726)
      Other changes        (2,719)    (16,269)    (11,729)    (15,831)
                       ----------- ----------- ----------- -----------
    Net cash provided
     by operating
     activities            84,347      79,725     205,875      30,644

Investing activities
  Investment in
   property, plant and
   equipment, net         (12,137)     (7,847)    (25,013)    (19,331)
  Acquisitions, net of
   cash acquired           (6,770)    (64,889)     (6,770)    (64,889)
  Investment in
   unconsolidated
   affiliate                    -      (1,500)          -      (1,500)
  Proceeds from sale
   of assets                1,848       1,844       2,782      83,804
  Purchases of short-
   term investments      (175,255)          -    (243,254)          -
  Sales of short-term
   investments            117,999           -     147,999           -
                       ----------- ----------- ----------- -----------
    Net cash used by
     investing
     activities           (74,315)    (72,392)   (124,256)     (1,916)

Financing activities
  Principal payments
   on long-term debt           23        (167)       (490)     (2,018)
  Dividends paid          (14,970)    (13,986)    (29,920)    (27,901)
  Other                       888       7,031         263      10,357
                       ----------- ----------- ----------- -----------
    Net cash used by
     financing
     activities           (14,059)     (7,122)    (30,147)    (19,562)
                       ----------- ----------- ----------- -----------

Increase in cash and
 cash equivalents          (4,027)        211      51,472       9,166
Cash and cash
 equivalents at
 beginning of period      112,748      10,932      57,249       1,977
                       ----------- ----------- ----------- -----------

Cash and cash
 equivalents at end of
 period                  $108,721     $11,143    $108,721     $11,143
                       =========== =========== =========== ===========


                     WORTHINGTON INDUSTRIES, INC.
                          SUPPLEMENTAL DATA
                      (Unaudited, In Thousands)

This supplemental information is provided to assist in the analysis of the results of operations. As required by the changes in our reporting segments, we have restated the year-to-date information for fiscal 2006 and all the information for fiscal 2005 to conform with the current reporting of our segment information. For comparative purposes, we have also presented the previously reported information for fiscal 2005 under the heading "As Reported".


                                            Three Months Ended
                                               November 30,
                                   -----------------------------------
                                                        2004
                                               -----------------------
                                      2005      Restated   As Reported
                                   ----------- ----------- -----------
Volume:
  Steel Processing (tons)                 919         905         911
  Metal Framing (tons)                    171         145         145
  Pressure Cylinders (units) (1)       12,005       8,987       8,987

Net sales:
  Steel Processing                   $364,458    $436,158    $454,831
  Metal Framing                       192,197     190,685     191,772
  Pressure Cylinders                  106,463      94,482      94,482
  Other                                36,398      23,843       4,083
                                   ----------- ----------- -----------
    Total Net Sales                  $699,516    $745,168    $745,168
                                   =========== =========== ===========

Material cost:
  Steel Processing                   $264,234    $320,471    $327,900
  Metal Framing                       119,988     110,158     110,381
  Pressure Cylinders                   50,270      44,307      44,307

Operating income:
  Steel Processing (2)                $24,661     $34,571     $34,610
  Metal Framing                        13,857      26,100      25,208
  Pressure Cylinders                   11,214       8,827       8,827
  Other                                   (71)     (1,110)       (257)
                                   ----------- ----------- -----------
    Total Operating Income            $49,661     $68,388     $68,388
                                   =========== =========== ===========


                                             Six Months Ended
                                               November 30,
                                   -----------------------------------
                                                        2004
                                               -----------------------
                                      2005      Restated   As Reported
                                   ----------- ----------- -----------
Volume:
  Steel Processing (tons)               1,756       1,863       1,875
  Metal Framing (tons)                    355         324         324
  Pressure Cylinders (units) (1)       25,550      12,178      12,178

Net sales:
  Steel Processing                   $716,085    $866,290    $908,658
  Metal Framing                       397,519     428,073     430,163
  Pressure Cylinders                  213,516     167,708     167,708
  Other                                66,543      52,437       7,979
                                   ----------- ----------- -----------
    Total Net Sales                $1,393,663  $1,514,508  $1,514,508
                                   =========== =========== ===========

Material cost:
  Steel Processing                   $541,396    $619,570    $637,650
  Metal Framing                       256,797     227,909     228,485
  Pressure Cylinders                  105,319      77,282      77,282

Operating income:
  Steel Processing (2)                $33,027     $70,554     $70,404
  Metal Framing                        24,252      80,208      76,720
  Pressure Cylinders                   19,168      12,017      12,017
  Other                                   759      (5,186)     (1,548)
                                   ----------- ----------- -----------
    Total Operating Income            $77,206    $157,593    $157,593
                                   =========== =========== ===========

(1) The propane and specialty cylinder assets acquired from Western Industries effective September 17, 2004, contributed 8,935 and 6,017 units for the three months ended November 30, 2005 and 2004, respectively. On a year-to-date basis, as of November 30, 2005 and 2004, these assets contributed 18,986 and 6,017 units, respectively.

(2) The $5,608 "impairment charge and other" recorded in the first quarter of fiscal 2004 relates to the sale of the Decatur facility and is included in Steel Processing's segment operating income above.

    CONTACT: Worthington Industries, Inc.
             Corporate Communications:
             Cathy Mayne Lyttle, 614-438-3077
             cmlyttle@WorthingtonIndustries.com
             or
             Investor Relations:
             Allison McFerren Sanders, 614-840-3133
             asanders@WorthingtonIndustries.com